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                                                                     EXHIBIT 2.3


              AMENDMENT NO. 2 TO PURCHASE AND ASSUMPTION AGREEMENT
                                 BY AND BETWEEN
              EASTERN AMERICAN BANK, FSB AND CENTURY NATIONAL BANK


         This AMENDMENT NO. 2 (the "Amendment") to the Purchase and Assumption Agreement dated as of July 24, 1997, as amended by Amendment No. 1 dated August 15, 1997 (the "Agreement"), by and between EASTERN AMERICAN BANK, FSB ("Seller") and CENTURY NATIONAL BANK ("Purchaser) is dated as of October 10, 1997.

         The Agreement provides for the acquisition of certain assets and assumption of certain liabilities of the Seller by the Purchaser. Section 9.01 of the Agreement provides that the Agreement may be amended by the parties thereto by a written instrument signed by Purchaser and Seller. The parties wish to amend the Agreement to revise certain terms set forth in the Agreement. All capitalized terms used in this Amendment without definition are used as defined in the Agreement. Accordingly, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

         1. As the notice period ("notice period") for a change in custodian required to be given to IRA account holders pursuant to Seller's Individual Retirement Custodial Account agreement will not expire until after the planned October 10, 1997 Closing under the Agreement, the parties agree that, notwithstanding anything to the contrary in the Agreement:

                 (a) the Deposits relating to the IRAs at the Branch will be transferred to and assumed by Purchaser at Closing in accordance with the terms of the Agreement;

                 (b) the full amount of the Premium in respect of the Deposits relating to such IRAs shall be paid by Purchaser on the Closing Date in accordance with the provisions of the Agreement, subject to adjustment in accordance with the provisions of Section 1.06(b);

                 (c) except to the extent that any IRA account holder agrees in writing to the earlier appointment of Purchaser as successor custodian for such account holder's IRA, Seller shall remain custodian of the IRAs at the Branch until the expiration of the notice period, at which time Purchaser shall become the successor custodian for such IRAs in accordance with the Agreement and the terms of the Individual Retirement Custodial Account agreement and Seller's tax reporting obligations pursuant to the Agreement shall continue until transfer of the custodianship is effective;

                 (d) in the event that any IRA account holder appoints a successor custodian for such account holder's account other than Purchaser, Purchaser shall, not later than the next business day following notice by Seller to Purchaser, transfer the full amount of the deposit balance in such account (including all interest or other income earned on account funds between the Closing Date and date of retransfer, and subject to adjustment for any permitted increases or reductions in the
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account balance) to Seller, or to the extent agreed upon by Seller and
Purchaser, to the successor custodian appointed by the account holder, and Seller shall pay to Purchaser the amount of Premium paid by Purchaser as of the Closing Date for the Deposits relating to such account (as such Premium may have been adjusted in accordance with Section 1.06(b)), together with interest on such amount from the Closing Date to the date of payment, computed in accordance with Section 1.06(b). Seller shall pay such amounts relating to all such accounts to Purchaser in a single payment, delivered not later than five
(5) days following the expiration of the notice period.

         2. Seller agrees to and does hereby indemnify, defend and hold Purchaser harmless from any loss, demand, obligation, cost, expense or liability (including reasonable attorney's fees and expenses) arising out of any actions, suits or other proceedings involving the transfer of the IRAs, custodianship arrangements or related deposit accounts in accordance with the terms of this Amendment. The obligations of Seller pursuant hereto shall survive the Closing.

         3. The phrase "and, to the extent applicable, federal law" shall be added at the end of Section 9.06 of the Agreement.

         4. As amended hereby, the Agreement is in all respects ratified, confirmed and approved and shall remain in full force and effect.

         5. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                   EASTERN AMERICAN BANK, FSB


                                   By:      /s/ JAMES M. MILLER
                                       ----------------------------------------
                                            James M. Miller, President and CEO


                                   CENTURY NATIONAL BANK


                                   By:      /s/ JOSEPH S. BRACEWELL
                                       ----------------------------------------
                                            Joseph S. Bracewell, President





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